Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	July 28, 2019	April 28, 2019	July 29, 2018	July 28, 2019	July 29, 2018

Revenue	$138,112	$131,580	$136,391	$394,404	$390,616

Cost of goods sold	107,542	105,570	100,794	311,721	294,538

Gross profit	30,570	26,010	35,597	82,683	96,078

Operating Expenses:

Selling, general and administrative	13,124	13,269	12,504	40,186	37,891

Research and development	4,046	3,542	2,653	11,852	10,574

Total Operating Expenses	17,170	16,811	15,157	52,038	48,465

Operating income	13,400	9,199	20,440	30,645	47,613

Other income (expense), net	(348)	3,931	1,411	4,692	637

Income before income taxes	13,052	13,130	21,851	35,337	48,250

Income tax provision	3,218	3,278	2,054	7,883	3,783

Net income	9,834	9,852	19,797	27,454	44,467

Net income attributable to noncontrolling interests	3,487	1,373	6,792	7,361	14,899

Net income attributable to Photronics, Inc. shareholders	$6,347	$8,479	$13,005	$20,093	$29,568

Earnings per share:

Basic	$0.10	$0.13	$0.19	$0.30	$0.43

Diluted	$0.10	$0.13	$0.18	$0.30	$0.41

Weighted-average number of common shares outstanding:

Basic	66,313	66,261	69,374	66,386	69,141

Diluted	66,570	70,597	75,258	69,919	75,121